Exhibit 10.3

MARKETING AGREEMENT

This Marketing Agreement (the “Agreement”), effective as of May 7, 2012, is made between Big Deal Digital, Inc., a Ottawa, Ontario corporation (“OttawaSaver.com”) and Discount Coupons Corp, a Florida corporation (“DCC”).

RECITALS

WHEREAS, OttawaSaver.com and DCC would like to enter into this Agreement to provide for DCC the exclusive marketing rights of the business operations including data, subscription lists and website operations as of the date hereof.  Exclusive marketing rights to mean DCC will be the only entity or individual allowed to operate the business.  Furthermore, OttawaSaver.com verifies that all email addresses were obtained in accordance with all local, state and federal laws where applicable;

WHEREAS, DCC has personnel capable of providing the required Services to OttawaSaver.com;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “Confidential Information” shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of a party hereto, and includes, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising, marketing plans, cost data, profit margins, sales strategies, customer preferences and needs, and employee capabilities.   “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to a party in the course of the business of the other party.

1.2           “Services” shall mean the marketing of OttawaSaver.com  by DCC.

ARTICLE 2
SERVICES

2.1           Services.  DCC shall provide the Services to OttawaSaver.com in good faith and shall use commercially reasonable efforts to provide the Services to OttawaSaver.com with the same quality and timing as if it would provide such Services for itself.  OttawaSaver.com agrees to cooperate fully with DCC to enable it to perform the Services, including but not limited to: (i) OttawaSaver.com making its personnel available to answer questions to DCC to the best of their ability during regular business hours; and (ii) OttawaSaver.com providing full access to its computer systems and books and records.

2.2           Payment.  In consideration of the performance of the Services by DCC as set forth in Section 2.1, DCC shall be entitled to retain 75% of all net revenue (gross receipts minus merchant payments, returns and credit processing fees) derived from OttawaSaver.com operations.  DCC agrees to forward to OttawaSaver.com on a net sixty (60) day basis.

ARTICLE 3
INSPECTION OF BOOKS AND RECORDS; DISPUTE RESOLUTION

The parties shall use reasonable efforts to resolve any dispute arising under this Agreement through negotiation in good faith.  If the parties are unable resolve a given dispute within sixty (60) days, either party may have the given dispute settled by binding arbitration in the manner described below:

(a)         If a party intends to begin arbitration to resolve a dispute arising under this Agreement, such party shall provide written notice (the “Arbitration Request”) to the other party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.

(b)         Within ten (10) business days after the receipt of the Arbitration Request, the other party may, by written notice, add additional issues for resolution.

(c)         Unless otherwise agreed by the parties, disputes relating to the maintenance of confidential information shall not be subject to arbitration, and shall be subject to the provisions of Section 4.4.

(d)         Discovery shall be under the local rules of evidence of the jurisdiction under which arbitration occurs. The Arbitration shall be held under the rules of the American Arbitration Association (“AAA”).  The arbitration shall be held in Tampa, Florida and shall be conducted by a single arbitrator who is knowledgeable in the general subject matter at issue in the dispute.  The arbitrator may proceed to an award, notwithstanding the failure of either party to participate in the proceedings.  The arbitrator shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.  The award of the arbitrator shall be the sole and exclusive remedy of the parties.  Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator.  Notwithstanding anything contained in this Article 3 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through specific performance, injunction or similar equitable relief.

(e)         Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrator.  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(f)         By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

(g)         Notwithstanding the foregoing, nothing in this Article 3 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 4
CONFIDENTIALITY

4.1           Non-Disclosure.  Each of the parties, as a potential recipient of Confidential Information (“Recipient”), agrees that such Recipient will not use, disseminate, or in any way disclose any Confidential Information of the other party, as a potential discloser of Confidential Information (“Discloser”), to any person, firm or business, except to the extent necessary to perform the Services contemplated hereby, or in the case of DCC, it shall have the right to disclose the Confidential Information to its legal and financial advisors and to its current or prospective financing sources to the extent that such disclosure is required in the good faith opinion of its securities counsel in order to meet applicable legal disclosure obligations, and in all events such disclosure can be made if the recipient from the Recipient executes a nondisclosure agreement containing undertakings substantially similar to those of Recipient per this Section 4.1; the terms of this sentence shall qualify the terms of the remainder of the sentences in this Section 4.1..  Each of the parties, as Recipient, agrees that such Recipient shall treat all Confidential Information of the other party, as Discloser, with the same degree of care as such Recipient accords to such Recipient’s own Confidential Information, and in any case with no less than reasonable care.  In addition, each of the parties, as Recipient, agrees that such Recipient shall disclose Confidential Information of the other party, as Discloser, only to those of such Recipient’s employees and independent contractors who need to know such information. Such Recipient certifies that Recipient’s employees and independent contractors have previously agreed, either as a condition to their service with Recipient or in order to obtain the Confidential Information of the Discloser, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such Recipient under this Agreement.  Each of the parties, as Recipient, shall immediately give notice to the other party, as Discloser, of any unauthorized use or disclosure of Discloser’s Confidential Information.  Each of the parties, as Recipient, agrees to assist the other party, as Discloser, in remedying any such unauthorized use or disclosure of Discloser’s Confidential Information.

4.2           Exclusions from Nondisclosure and Nonuse Obligations. The obligations under Section 4.1 of each of the parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that such Recipient can document:  (a) was in the public domain at or subsequent to the time such portion was communicated to such Recipient by such Discloser through no fault of such Recipient, (b) was rightfully in such Recipient’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to such Recipient by such Discloser, (c) was developed by employees or agents of such Recipient independently of and without reference to any information communicated to such Recipient by such Discloser, or (d) was communicated by such Discloser to an unaffiliated third party free of any obligation of confidence.  A disclosure by each of the parties, as Recipient, of Confidential Information of the other party, as Discloser, whether (i) in response to a valid order by a court or other governmental body, (ii) otherwise required by law, or (iii) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by such Recipient or a waiver of confidentiality for other purposes; provided, however, such Recipient shall provide prompt prior written notice thereof to such Discloser to enable such Discloser to seek a protective order or otherwise prevent such disclosure.

4.3           Ownership and Return of Confidential Information and Other Materials. All Confidential Information of each of the parties, as Discloser, and any Derivatives thereof whether created by such Discloser or the other party, as Recipient, shall remain the property of Discloser, and no license or other rights to such Discloser’s Confidential Information or Derivatives is granted or implied hereby.  For purposes of this Agreement, “Derivatives” shall mean:  (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists and all other tangible media of expression) furnished by each of the parties, as Discloser, to the other party, as Recipient, and which are designated in writing to be the property of such Discloser, shall remain the property of such Discloser.  At such Discloser’s request and no later than five (5) days after such request, such Recipient shall promptly destroy or deliver to such Discloser, at such Discloser’s option, (i) all such materials furnished to such Recipient by such Discloser, (ii) all tangible media of expression in such Recipient’s possession or control to the extent that such tangible media incorporate any of such Discloser’s Confidential Information, and (iii) written certification of such Recipient’s compliance with such Recipient’s obligations under this sentence.

4.4           Access to Computer Systems.  If either party is given access to any equipment, computer, software, network, clean-room, electronic files or electronic data storage system owned or controlled by the other party, such party shall limit such access and use solely to receive or perform Services under this Agreement and shall strictly follow all security rules and procedures of such other party for use of such other party’s electronic resources.  Any user identification numbers and passwords, or similar codes, provided in connection with the foregoing shall be deemed to be Confidential Information of such other party.

4.5           Injunctive Relief. A breach by either party of any of the promises or agreements contained in this Article 4 will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law, and such other party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

ARTICLE 5
INDEMNIFICATION AND LIMITATION OF LIABILITY

5.1           Indemnification.  Each party shall indemnify and hold harmless the other party and its affiliates, officers, directors, employees, stockholders, representatives, consultants and agents from and against any liability, cost, damage, expense or loss suffered or incurred by any of them that relate to any claim by a third party arising out of or resulting from the provision of the Services by DCC to OttawaSaver.com, except to the extent that such liability, cost, damage, expense or loss results from the gross negligence or willful misconduct of OttawaSaver.com or such affiliate, officer, director, employee, shareholder, representative, consultant or agent.  The aforesaid indemnification shall not extend to any Rescinded Liabilities.

5.2           Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUES) AS A RESULT OF OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OR WARRANTY, INDEMNIFICATION OR OTHERWISE.

ARTICLE 6
MISCELLANEOUS

6.1           Acts Outside of the Control of the Parties.  Neither party shall be liable to the other on account of any failure to perform on account of delay in the performance of any obligation under this Agreement if and to the extent that such failure or delay shall be due to a cause beyond the control of such party and which, by the exercise of reasonable diligence, such party could not reasonably have been expected to avoid.

6.2           Independent Contractors.  DCC’s relationship with OttawaSaver.com is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to create a partnership, agency, joint venture or employment relationship.

6.3           Entire Agreement.  The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

6.4           No Waiver.  The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other parties.

6.5           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles.

6.6           Interpretation.  All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The term “including” (or any variation thereof such as “include”) shall be without limitation.

6.7           Partial Invalidity.  In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

6.8           Payment; Notice.  Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of OttawaSaver.com:	Dan Cummins 53 Rebecca Ottawa,Ontario, Canada K1J6C2

with a copy to:

Attorney info if any

In the case of DCC:
5584 Rio Vista Dr
Clearwater, Florida 33760
Attention: Steven Pat Martin, CEO
Telephone:  (919) 610-4400
Facsimile: (651) 689-6618
E-Mail: pat@discountcoupons.com

with a copy to:

Shefsky  Froelich Ltd.
111 E. Wacker Drive – Suite 2800
Chicago, Illinois 60601
Attention: Mitchell D. Goldsmith
Telephone: 312-836-4006
Facsimile: 312=275-7569
E-Mail: mgoldsmith@shefskylaw.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first written above.

OttawaSaver.com, Inc.		Discount Coupons Corp

By:		By:
Name:	Dan Cummins	Name:	Steven Pat Martin
Title:	President	Title:	CEO